Exhibit 99.1

Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Cheryl Wadsworth mediarelations@cimpress.com
+1.781.690.2120

Cimpress Prices Offering of Senior Notes

Venlo, the Netherlands, March 13, 2015 — Cimpress N.V. (Nasdaq: CMPR) today announced it has priced the previously announced private offering of $275.0 million in aggregate principal amount of 7.0% senior notes due 2022 (the “notes”). The notes will pay interest on a semi-annual basis. The price to investors will be 100% of the principal amount of the notes. The issuance of the notes is expected to close on March 24, 2015, subject to customary closing conditions.

The company intends to use the net proceeds of this offering to repay outstanding indebtedness under an unsecured line of credit, to repay the indebtedness outstanding under our revolving credit facility and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and other applicable securities laws. Within the United States, the notes will only be offered to investors who are “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. Outside the United States, the notes will only be offered to investors who are persons other than “U.S. persons,” as defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the offering of the notes and the intended use of proceeds of the notes. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including market conditions and the risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.